UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 13, 2023
Amalgamated Financial Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-40136	85-2757101
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
275 Seventh Avenue, New York, New York 10001
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (212) 895-8988
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AMAL	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 13, 2023, the Board of Directors (the "Board") of Amalgamated Financial Corp. (the "Company") increased the size of the Board from eleven to thirteen members and elected Julieta Ross and Scott Stoll to fill the vacancies and serve on the Board until the next annual meeting of stockholders or until their successors are duly elected and qualified. Dr. Ross and Mr. Stoll were also elected as members of the Board of Directors of Amalgamated Bank, the Company's wholly-owned banking subsidiary. Dr. Ross will serve on the Audit Committee and the Enterprise Risk Oversight Committee of the Board. Mr. Stoll will serve on the Audit Committee and the Credit Policy Committee of the Board.

With over 20 years of global banking technology leadership and experience, Julieta Ross offers a vast understanding of the broader financial services risk management landscape along with new technology perspectives including building market-leading banking platforms and digital capabilities. Dr. Ross is the Co-Founder and Chief Executive Officer of Okee Labs, an AI startup launched in 2019. She oversees all aspects of the company’s operations, including product development, research, and customer acquisition. Prior to this role, Dr. Ross was the Global Chief Technology Officer at Banco Santander from 2017 to 2019, Global Chief Technology Officer at M&T Bank from 2014 to 2017 and held various international roles for Citi (known as Citigroup prior to 2007) from 2000 to 2014 ultimately being named Chief Technology Officer for Latin America. She has a proven track record building and scaling businesses, leveraging digital technologies to reduce cost, drive customer experiences and improve productivity. She has served on the boards of private and non-profit companies including Santander Consumer Finance, Mastercard Advisory Board, AAA Western and Central New York, Sheltered Harbor, Roswell Park Comprehensive Cancer Center and Row New York. Dr. Ross is a founding member of the Sheltered Harbor Board.

After working with Ernst & Young LLP for over 36 years, Scott Stoll retired as a partner in 2018. Since then, Mr. Stoll transitioned into Board work and has been serving as the Audit Committee Chair of Farmers Group, Inc., since 2019, as well as the Audit Committee Chair and member of the Executive Committee of Farmers New World Life Insurance Company, Farmers Group, Inc.’s wholly owned subsidiary since 2019. From 2010 to 2018, Mr. Stoll’s role at EY focused on financial services and quality assurance, as he was responsible for EY’s non-audit advisory work at a global systematically important bank while based in San Francisco. From 2004 to 2010, Mr. Stoll’s partner role focused on banking, capital markets and insurance when he played a leadership role in the expansion of Ernst & Young LLP’s financial services consulting capabilities in Zurich, Switzerland. Prior to relocating to Zurich, Mr. Stoll was based in New York from the years 2000 to 2004 where he was one of EY's lead advisory partners serving global banks and insurance/reinsurance companies. Prior to this, Mr. Stoll’s role focused on commercial banking risk management and asset liability management from 1994 to 2000. He founded EY's asset liability management advisory practice and was a founding member of EY's U.S. financial services consulting practice serving numerous super regional banks across the U.S. From 1982 to 1994, Mr. Stoll worked on audit engagements for a variety of public company financial services clients. Mr. Stoll’s time with Ernst & Young LLP is reflected in his extensive experience in the banking industry, the insurance industry as well as the asset management industry. Previously, Mr. Stoll was actively involved on the Board of the National Bureau of Asian Research from 2015 to 2020, a non-partisan, not-for-profit research institution whose mission is to inform and strengthen Asian-Pacific policy. During this time, Mr. Stoll was the Treasurer, the Chair of the Finance and Audit Committees and a member of the Executive Committee. Mr. Stoll also chairs the Strategic Planning Committee of the Leadership Council of the Schmidthorst College of Business at his alma mater, Bowling Green State University, where he advises on strategic initiatives, curricula plan, student mentorship and faculty engagement.

Dr. Ross and Mr. Stoll will participate in the current director compensation arrangements generally applicable to the Company’s non-employee directors, pro-rated to reflect the actual time Dr. Ross and Mr. Stoll will serve on the Company’s Board in fiscal year 2023, as described under "Anticipated Changes in Compensation of Directors for Fiscal Year 2023" in the Company's Proxy Statement for its 2023 Annual Meeting of Stockholders filed with the U.S. Securities and Exchange Commission ("SEC") on April 14, 2023.
There are no arrangements or understandings between Dr. Ross or Mr. Stoll and any other person pursuant to which there were selected as directors, and there are no transactions related to the Company in which Dr. Ross or Mr. Stoll have an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01.      Regulation FD Disclosure.

On November 16, 2023, the Company issued a press release announcing Dr. Julieta Ross' and Mr. Scott Stoll's appointments to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report Form 8-K and is incorporated by reference herein.

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated November 16, 2023.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMALGAMATED FINANCIAL CORP.

	By:	/s/ Priscilla Sims Brown
	Name:	Priscilla Sims Brown
	Title:	President and Chief Executive Officer

Date: November 13, 2023

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